Exhibit 99.1
To:	Executive Officers and Directors of PPG Industries, Inc.

Date:	January 3, 2007

Re:	REVISED NOTICE REGARDING SAVINGS PLAN BLACKOUT PERIOD AND RESTRICTIONS ON ABILITY TO TRADE SHARES OF THE COMPANY’S SECURITIES
You were previously informed of significant restrictions on your ability to trade any equity securities of PPG Industries, Inc. (the “Company”) during a “blackout period” applicable to the Company’s Employee Savings Plan (the “Savings Plan”). This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR and is in addition to the Company’s blackout periods related to its earnings releases.
The Savings Plan blackout period was imposed because of the conversion to a new recordkeeper for the Savings Plan. The Savings Plan blackout period was scheduled to begin at 4:00 PM EST on December 29, 2006 and end on January 5, 2007 (the “Savings Plan Blackout Period”). However, the Plan administrators have notified the Company that the recordkeeper conversion has been completed and the Plan blackout period was terminated as of January 2, 2007. However, due to the closure of markets on Tuesday, January 2, any changes to investment elections or other plan account activity will not be effective until January 3, 2007.
Accordingly, as of January 3, 2007, the Company’s directors and executive officers are no longer prohibited solely as a result of the Savings Plan Blackout Period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or services as a director with the Company.
Please note that the expiration of the Savings Plan Blackout Period has no effect on the trading restrictions under the Company’s insider trading policy, which continue to apply. If you have any questions about this notice, please contact the Office of the General Counsel.